Exhibit 99.1



FOR IMMEDIATE RELEASE
---------------------

CONTACTS:
Beth Metzler                    Peter Tosches              Marty Heires
Discover Financial Services     GE Consumer Finance        Wal-Mart Stores, Inc.
(224) 405-2209                  (203) 585-6701             (479) 273-4314


       WAL-MART AND GE CONSUMER FINANCE PLAN TO ISSUE A NEW CREDIT CARD
                          ON THE DISCOVER(R) NETWORK


January 21, 2005 - Wal-Mart (NYSE:WMT), GE Consumer Finance (NYSE:GE) and Discover Financial Services, a business unit of Morgan Stanley (NYSE:MWD), today announced plans to launch a new credit card on the Discover(R) Network in a milestone agreement that will offer Wal-Mart customers more ways and places to save. The new card, Wal-Mart Discover, will be issued by GE Consumer Finance and will be available to customers by March 2005.

"It's a great card for Wal-Mart customers shopping in our store and on walmart.com," said Jane Thompson, president, Wal-Mart Financial Services. "It has no annual fee, can be used both inside and outside of Wal-Mart stores and offers our customers up to 1 percent back from GE on all purchases. The customer benefits are a direct result of our commitment to be the low cost leader."

"We're excited about this new opportunity and the ability to reach more Wal-Mart customers through an expanded credit card program," said Mark W. Begor, president and chief executive officer, GE Consumer Finance-Americas. "This expands our important partnership with Wal-Mart and allows us to offer multiple credit products to Wal-Mart customers, including the Wal-Mart card and now, the new Wal-Mart Discover, that will offer more choices to Wal-Mart shoppers and help grow Wal-Mart sales."

"GE Consumer Finance, with more than 100 million credit cards issued through hundreds of retail partners, is one of the top issuers of credit cards in the United States," said David W. Nelms, chairman and chief executive officer, Discover Financial Services, Inc. "This partnership is an example of the possibilities that can be offered to customers in an open and competitive market. Our agreement with GE Consumer Finance is a significant development in our efforts to form partnerships that expand and diversify the Discover Network."
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About Wal-Mart Stores, Inc.
Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM'S CLUB locations in the United States. Internationally, the company operates in Argentina, Brazil, Canada, China, Germany, Japan, Mexico, Puerto Rico, South Korea and the United Kingdom. The company's securities are listed on the New York and Pacific stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

About GE Consumer Finance
With $122 billion in assets, GE Consumer Finance, a unit of General Electric Company, is a leading provider of credit services to customers, retailers and auto dealers in 41 countries around the world. GE Consumer Finance, based in Stamford, Conn. (USA), offers a range of financial products, including private label credit cards, personal loans, bank cards, auto loans and leases, mortgages, corporate travel and purchasing cards, debt consolidation and home equity loans and credit insurance. More information can be found online at www.geconsumerfinance.com. GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. For more information, visit the company's Web site at www.ge.com.

About Discover Financial Services
Discover Financial Services, a business unit of Morgan Stanley (NYSE:MWD), operates the Discover Card with more than 50 million Cardmembers, the Discover Network with more than 4 million merchant and cash access locations and the PULSE ATM/Debit network currently serving over 4,000 banks, credit unions and savings institutions. For more information, visit www.discovercard.card, www.discovernetwork.com or www.pulse-eft.com.